CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2015, relating to the financial statements and financial highlights of EMQQ The Emerging Markets Internet & Ecommerce ETF, a series of Exchange Traded Concepts Trust, for the period November 12, 2014 (commencement of operations) through August 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 17, 2015